Exhibit 3.6

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF TBG INFORMATION SYSTEMS INC. * * * * *

TBG INFORMATION SYSTEMS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members filed with the minutes advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of TBG INFORMATION SYSTEMS INC. be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

1. The name of the corporation is

“Information Handling Services Group Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said TBG Information Systems Inc. has caused this Certificate to be signed by L. Christopher Meyer, its Vice President, and attested by Stephen Green, its Assistant Secretary, this 18th day of October, 1989.

TBG INFORMATION SYSTEMS INC.

By	/s/ L. Christopher Meyer
L. Christopher Meyer
Vice President

Attest:

By	/s/ Stephen Green
Stephen Green Assistant Secretary